Exhibit 99.1

Biostage Reports Corporate Highlights and Second Quarter Financial Results

HOLLISTON, Mass., August 4, 2022 /PRNewswire/ -- Biostage, Inc. (OTCQB: BSTG) (“Biostage” or the “Company”), a cell-therapy biotechnology company with successful first-in-human experience in treating esophageal cancer (conducted at the Mayo Clinic and published August of 2021) and FDA approval to commence a clinical trial of the Biostage Esophageal Implant, or BEI, for severe esophageal disease including cancer, today announced its financial results and business updates for the second quarter ended June 30, 2022.

David Green, the company’s founder, Chairman and interim Chief Executive Officer said, “We are very pleased with our progress this quarter which sets the company up for initiating its FDA-approved clinical trial in severe esophageal disease and enhances the potential attainment of our goal of uplisting to NASDAQ.”

The Company will be hosting a conference call on Friday, August 5, 2022 at 9:00 A.M. Eastern Time. You can access the live conference call by dialing the following phone numbers toll free 877-407-8293 or international +1 201-689-8349.

Corporate Highlights

Closed Private Placement for $5.1 Million to Advance Clinical Trial

On May 16, 2022, Biostage completed a private placement of its common stock with new and existing investors which generated net proceeds of approximately $5.1 million. A significant portion of these funds will be used to accelerate the clinical development of Biostage’s lead product candidate, the BEI.

Legal Proceedings Settlement

As described in our public filings, during the second quarter the Company and Harvard Bioscience, Inc., or HBIO, executed a settlement with the plaintiffs and insurance carriers in relation to the corresponding litigation which resulted in the dismissal with prejudice of the claims, and neither the Company nor HBIO admitted any fault or liability in connection therewith. In connection with the settlement, as discussed in more detail in our public filings, we also issued convertible preferred stock to HBIO to satisfy certain indemnification obligations relating to the litigation claims in lieu of paying cash.

Publication of Mechanical Strength Data for Regenerated Esophageal Tissue in Journal of Biomechanics

On June 15, 2022, Biostage announced the publication of a paper in the peer-reviewed Journal of Biomechanics, showing that the strength of the regenerated tissues at three different time points were comparable to the native tissue flanking the implant and the overall pressure required to burst through the tissue increased with increasing time post-surgery. This is important data that supports the safety profile of the Biostage Esophageal Implant.

Second Quarter 2022 Financial Results

For the three months ended June 30, 2022, the Company reported a net loss of approximately $1.3 million, or $0.12 per share, compared to a net loss of $0.4 million, or $0.04 per share, for the three months ended June 30, 2021.

The $0.9 million quarter-over-quarter increase in net loss was due primarily to $0.4 million increase in general and administrative costs from higher legal and related costs relating to the wrong death settlement more fully described in Note 8 to our consolidated financial statements and decreases from a gain from forgiveness of Notes Payable of $0.4 million related to the Company’s Paycheck Protection Program loan and a $0.1 million refund payment both incurred in the prior year quarter.

As of June 30, 2022, the Company had operating cash on-hand of $4.6 million. The Company used net cash in operations of $1.7 million during the six months ended June 30, 2022. During the quarter ended June 30, 2022, the Company received aggregate net proceeds of approximately $5.1 million from a private placement.

Based on the Company’s current cash on-hand and given consideration to its operating plan, the Company expects that its current cash will be sufficient to fund its operating expenses and capital expenditure requirements into the second quarter of 2023.

About Biostage, Inc.

Biostage is a clinical-stage biotech company that uses cell therapy to regenerate organs inside the human body to treat cancer, trauma and birth defects in the esophagus and bronchus. We have performed the world's first regeneration of an esophagus in a human cancer patient. This surgery was performed at Mayo Clinic and was published in August 2021. We have performed the regeneration of the bronchus in a pig.

Biostage has 8 issued U.S. patents, 2 orphan-drug designations (which provide 7 years of market exclusivity in addition to any patents), and the possibility of 2 Priority Review Vouchers from the FDA.

Biostage's current goals include raising capital, uplisting from the OTC bulletin board to NASDAQ and beginning its clinical trial for regeneration and repair of the esophagus.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements in this press release include, but are not limited to, statements relating to the capabilities and performance of our products and product candidates; our capital raising plans and expectations, including our ability to uplist to NASDAQ; development expectations and regulatory approval of any of the Company's products, including those utilizing its Biostage Esophageal Implant technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; and success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company's products, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company's inability to obtain needed funds in the immediate future; the Company's ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading “Item 1A. Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact

Shunfu Hu

Vice President of Business Development
and Operations

774-233-7300

shu@biostage.com

BIOSTAGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30,	December 31,
	2022	2021

Assets
Cash	$4,640	$1,242
Restricted cash	50	50
Other assets	476	574
Total assets	$5,166	$1,866

Liabilities and stockholders' deficit
Other liabilities	$2,145	$1,645
Accrual for contingency matter	—	3,250
Total liabilities	2,145	4,895
Convertible preferred stock	4,018	—
Stockholders’ deficit	(997)	(3,029)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$5,166	$1,866

BIOSTAGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$326	$300	$629	$773
General and administrative	1,049	618	2,951	1,140
Total operating expenses	1,375	918	3,580	1,913

Other income (expense):
Forgiveness of notes payable	—	408	—	408
Sublease Income	32	—	61	—
Grant income	—	47	—	165
Other income (expense), net	(2)	81	(3)	84
Total other income, net	30	536	58	657

Net loss	$(1,345)	$(382)	$(3,522)	$(1,256)

Basic and diluted net loss per share	$(0.12)	$(0.04)	$(0.32)	$(0.13)
Weighted-average common shares, basic and diluted	11,230,525	9,688,407	10,996,996	9,411,611